------                                     -------------------------------------
FORM 4                                                 OMB APPROVAL
------                                     -------------------------------------
[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:           December 31, 2001
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
                                           -------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
================================================================================
1. Name and Address of Reporting Person*

   Silverman          Gary
--------------------------------------------------------------------------------
   (Last)             (First)          (Middle)

   3819 Osuna NE
--------------------------------------------------------------------------------
   (Street)

   Albuquerque        NM                87109
--------------------------------------------------------------------------------
   (City)             (State)           (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Lightpath Technologies, Inc. -- LPTH
================================================================================
3. IRS Or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   May 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

   ----------------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

=======================================================================================
                                                          Amount
                                                          of
                                          Securities      Secur-               Nature
                                          Acquired (A)    ities      Owner-    of
                                          or Disposed     Bene-      ship      Indirect
                                          of (D) (Instr.  ficially   Form:     Bene-
                           Transaction    3, 4 and 5)     Owned at   Direct    ficial
                           Code         ----------------  End (D)    or        Owner-
Title of      Transaction  (Instr. 8)          (A)        of Month   Indirect  ship
Security      Date         -----------  Amount or  Price  (Instr.    (I)       (Instr.
(Instr. 3)   (mm/dd/yy)    Code     V          (D)        3 and 4)   (Instr.4)  4)
---------------------------------------------------------------------------------------
Common Stock    5/21/02              A   20,000  $1.40    71,000      D
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------

=======================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

======================================================================================================================
                                          Number                                              Number    Owner-
                                          of                                                  of        ship
                                          Deriv-                      Title and               Deriv-    of
                Conver-                   ative                       Amount of               ative     Deriv-
                sion                      Secur-                      Underlying              Secur-    ative  Nature
                of                        ities                       Securities              ities     Secur- of
                Exer-                     Acquired  Date              (Instr. 3      Price    Bene-     ity:   In-
                cise             Trans-   (A) or    Exercisable and   and 4)         of       ficially  Direct direct
                Price   Trans-   action   Disposed  Expiration Date   -------------  Deriv-   Owned     (D) or Bene-
                of      action   Code     of(D)     (Month/Day/Year)         Amount  ative    at End    In-    ficial
Title of        Deriv-  Date     (Instr.  (Instr.3, ----------------         or      Secur-   of        direct Owner-
Derivative      ative   (Month/  8)       4 and 5)  Date     Expira-         Number  ity      Month     (I)    ship
Security        Secur-  Day/     ------   --------  Exer-    tion            of      (Instr.  (Instr.   (Instr (Instr.
(Instr. 3)      ity     Year)    Code V   (A)   (D) cisable  Date     Title  Shares  5)       4)        4)     4)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

======================================================================================================================

Explanation of Responses:

/s/ Gary Silverman                               6/5/02
-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                                   Page 3 of 3